Viseon Raises Additional $500,000 in Private Placement

Dallas - Viseon, Inc. (OTCBB: VSNI), a global developer of broadband personal video communications solutions, today announced that it sold convertible preferred stock and warrants in a private placement transaction resulting in gross proceeds to the Company of $500,000, prior to offering expenses. This sale was the third such transaction following private placements announced by the Company on March 17 and March 22, which resulted in gross proceeds of $4,225,000 and $1,000,000 respectively (before offering expenses).

The transaction was between the Company and a single institutional investor for the purchase of 20 prepackaged units of preferred stock and warrants at the price of $25,000 per unit. Each unit is comprised of one share of the Company's recently created Series A Convertible Preferred Stock, one five-year warrant to purchase 12,500 shares of common stock for $1.08 per share and one five-year warrant to purchase 12,500 shares of common stock for $1.26 per share. Each share of the preferred stock is convertible into 25,000 shares of common stock. Holders of the preferred stock are entitled to dividends at the rate of 10% per annum payable quarterly in either cash or common stock, at the option of the Company. In connection with this transaction, the Company's placement agent was granted a five-year warrant to purchase 75,000 shares of common stock at a purchase price of $1.00 per share and a placement fee of $50,000.

The preferred stock is convertible into common stock at the holders' option. If certain trading volume and closing price targets on the Company's common stock are attained, the preferred stock automatically converts to shares of common stock. In addition, the Company has the right to redeem the warrants issued to investors and the placement agent at $.10 per warrant share if certain trading volume and closing price targets on the Company's common stock are met.

The Securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

About Viseon

Viseon has been developing, manufacturing and patenting video communication technologies for use by corporations, universities and government agencies since 1994. Its products have been sold under various brand names around the world including Philips, Canon, VTEL and Gentner. Viseon recently announced a strategy to deliver TV-quality broadband videophones to consumers and businesses directly and through relationships with broadband providers. Viseon currently owns U.S. patent numbers 5,802,281, 6,073,192, 6,397,275, 6,519,662 and number 6,654,825.
Viseon has also been notified of the allowance of additional patents in Europe and the U.S. and has additional patents pending.

About The VisiFone

The VisiFone(TM) is the world's first low-cost broadband videophone. It is a self-contained system that does not require a PC or any external equipment. The VisiFone operates on any broadband connection and home or office network including high-speed Internet connections via DSL or cable modem. The VisiFone is H.323 or SIP compliant and delivers up to 30 frames per second video and crisp audio quality utilizing 128k to 512k of bandwidth. It is compatible with virtually all corporate video conferencing systems, yet at $599, the VisiFone can be used by the over 20 million broadband connected U.S. homes.





Contact
8445 Freeport Parkway
Suite 245
Dallas, Texas  75063
www.viseon.com

mbrownlee@viseon.com
972-906-6300


FORWARD-LOOKING INFORMATION
Information in this news release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability to secure and satisfy customers, the availability and cost of materials from suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time as set forth in applicable SEC filings.